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STATE OF MINNESOTA                                              DISTRICT COURT

COUNTY OF RAMSEY                                      SECOND JUDICIAL DISTRICT



THE STATE OF MINNESOTA,                              Court File No. C1-94-8565

BY HUBERT H. HUMPHREY, III,
ITS ATTORNEY GENERAL,

and

BLUE CROSS AND BLUE SHIELD
OF MINNESOTA,

                  Plaintiffs,

         vs.

PHILIP MORRIS INCORPORATED,
R.J. REYNOLDS TOBACCO COMPANY,
BROWN & WILLIAMSON TOBACCO
CORPORATION, B.A.T. INDUSTRIES
P.L.C., BRITISH-AMERICAN TOBACCO
COMPANY LIMITED, BAT (U.K. &
EXPORT) LIMITED, LORILLARD
TOBACCO COMPANY, THE
AMERICAN TOBACCO COMPANY,
LIGGETT GROUP, INC., THE
COUNCIL FOR TOBACCO RESEARCH
U.S.A., INC. and THE TOBACCO
INSTITUTE, INC.,

                  Defendants.


                        SETTLEMENT AGREEMENT AND RELEASE


         THIS SETTLEMENT AGREEMENT AND RELEASE ("Settlement Agreement") is made as of the date hereof, by and among the parties hereto, as indicated by their signatures below, to settle and resolve with finality all claims of BCBSM, Inc. d/b/a Blue Cross and Blue Shield of

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Minnesota ("Blue Cross") relating to the subject matter of this action which have been or could have been asserted by Blue Cross and Blue Shield of Minnesota.

         WHEREAS, Blue Cross is a nonprofit health service plan corporation organized pursuant to Minnesota Statutes Chapter 62C, and as such fulfills a variety of health related functions in the State of Minnesota;

         WHEREAS, the general purposes of Blue Cross under its enabling legislation and its Articles of Incorporation is "to make possible wide, economic and timely availability of hospital, medical surgical, dental and other health services for the people of Minnesota and others" and "advance public health and the art and science of hospital, medical and health care under the laws of the State of Minnesota;"

         WHEREAS, Blue Cross in recognition and furtherance of its statutory mandate and charter, and the State of Minnesota, through its Attorney General, Hubert H. Humphrey III, commenced this action on August 17, 1994, asserting various claims for monetary and injunctive relief on behalf of Blue Cross and the State of Minnesota against certain tobacco manufacturers and others as Defendants;

         WHEREAS, Blue Cross brought this action with the objectives of seeking disclosure of cigarette industry knowledge about Tobacco Products to help better inform the public and banning the marketing of Tobacco Products to children;

         WHEREAS, Blue Cross has achieved disclosure of millions of cigarette industry documents that shall hereafter be available to the public in the Minnesota depository;

         WHEREAS, Blue Cross has, by this action, sought to affect conduct of Defendants, including:


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         -        to refrain from opposition to Minnesota legislative activity intended to control tobacco use by children;

         - to refrain from challenging the enforceability of existing Minnesota laws or rules relating to tobacco control;

         - to discontinue all billboard and transit advertisements of Tobacco Products in the State of Minnesota;

         - to refrain from the payment for product placement within motion pictures made within the United States;

         - to permanently cease the marketing of any service or item, other than Tobacco Products and advertisements for such products, which bears the brand name or other identifying mark of any domestic Tobacco Product;

         - to disclose certain payments or provision of other benefits to lobbyists, third parties and public officials; and

         - to cause The Council for Tobacco Research-U.S.A. to cease operations.

         WHEREAS, Blue Cross has specifically asserted various claims for monetary relief against the tobacco manufacturers and other defendants to recover amounts which Blue Cross has expended for the treatment of the smoking-caused illnesses of its subscribers;

         WHEREAS, Blue Cross is the first such health plan to undertake such action against any of the Defendants with regard to issues of smoking and health, and until 1998, was the only such health plan to have commenced such an action;


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         WHEREAS, the Defendants have denied each and every one of Plaintiffs'
allegations of unlawful conduct or wrongdoing and have asserted a number of defenses to Plaintiffs' claims, which defenses have been contested by Plaintiffs; and

         WHEREAS, the parties hereto wish to avoid the further expense, delay, inconvenience, burden and uncertainty of continued litigation of this matter (including appeals from any verdict), Blue Cross and the Settling Defendants have agreed to settle this litigation:

         NOW, THEREFORE, BE IT KNOWN THAT, in consideration of the payments to be made by the Settling Defendants, the dismissal and release of claims by Blue Cross and such other consideration as described herein, the sufficiency of which is hereby acknowledged, the parties hereto, acting by and through their authorized agents, memorialize and agree as follows:

I.       GENERAL PROVISIONS

         A. Jurisdiction. Blue Cross and the Settling Defendants acknowledge that this Court has jurisdiction over the subject matter of this action and over each of the parties to this Settlement Agreement, and that this Court shall retain jurisdiction for the purposes of implementing and enforcing this Settlement Agreement. The parties hereto agree to present any disputes under this Settlement Agreement, including without limitation any claims for breach or enforcement of this Settlement Agreement, exclusively to this Court.

         B. Voluntary Agreement of the Parties. Blue Cross and the Settling Defendants acknowledge and agree that this Settlement Agreement is voluntarily entered into by all parties hereto as the result of arm's-length negotiations during which all such parties were represented by counsel. Blue Cross and Settling Defendants understand that Congress may enact legislation dealing with some of the issues addressed in this Agreement. Settling Defendants and their assigns,


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affiliates, agents, and successors, hereby waive any right to challenge this
Agreement, directly or through third parties, on the ground that any term hereof is unconstitutional, outside the power or jurisdiction of the Court, preempted by or in conflict with any current or future federal legislation (except where non-economic terms of future federal legislation are irreconcilable).

         C. Definitions.

         For the purposes of this Settlement Agreement, the following terms shall have the meanings set forth below:

                  1. "State" or "State of Minnesota" means the State of Minnesota acting by and through its Attorney General;

                  2. "Blue Cross" means BCBSM, Inc., d/b/a Blue Cross and Blue Shield of Minnesota, and all of its employees, directors, officers, attorneys, parents, and divisions. BCBSM, Inc. represents that it is an independent corporation operating under license from Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans (the "Association"), permitting BCBSM, Inc. to use the Blue Cross and Blue Shield service marks in Minnesota, and that BCBSM, Inc. is not serving as an agent of the Association or any other Blue Cross/Blue Shield Plans in entering into this Settlement Agreement;

                  3. "Settling Defendants" means those Defendants in this action that are signatories hereto;

                  4. "Defendants" means Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, B.A.T. Industries P.L.C., British- American Tobacco Company Limited, BAT (U.K. and Export) Limited, Lorillard Tobacco


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         Company, The American Tobacco Company, The Council for Tobacco
         Research-U.S.A., Inc., and the Tobacco Institute, Inc. and their successors and assigns;

                  5. "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers for the most recent twelve-month period, as published by the Bureau of Labor Statistics of the U.S. Department of Labor;

                  6. "State Settlement Agreement" means the settlement agreement entitled "Settlement Agreement and Stipulation for Entry of Consent Judgment" entered into among the State and the Settling Defendants with respect to the settlement of this action;

                  7. "State Escrow Agreement" means the escrow agreement so entitled and entered into among State, the Settling Defendants and an escrow agent;

                  8. "Court" means the District Court of the State of Minnesota, County of Ramsey, Second Judicial District;

                  9. "Market Share" means a Settling Defendant's respective share of sales of cigarettes by unit for consumption in the United States during the calendar year immediately preceding the year in which the payment at issue is due, regardless of when payment is made;

                  10. "Cigarettes" means any product which contains nicotine, is intended to be burned or heated under ordinary conditions of use, and consists of or contains (i) any roll of tobacco wrapped in paper or in any substance not containing tobacco; or (ii) tobacco, in any form, that is functional in the product, which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette; or (iii) any roll of tobacco wrapped in any substance containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its


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         packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette described in subparagraph (i) of this Paragraph.;

                  11. "Smokeless Tobacco" means any powder that consists of cut, ground, powdered, or leaf tobacco that contains nicotine and that is intended to be placed in the oral cavity;

                  12. "Tobacco Products" means Cigarettes and Smokeless Tobacco;

                  13. "Depository," unless otherwise specified, means the Minnesota document depository established by the Court's Order dated June 16, 1995. "Depositories" includes both the Minnesota depository and the Guildford, U.K. document depository established by the Court's Order dated September 6, 1995.

                  14. "Private Counsel" means Robins, Kaplan, Miller & Ciresi L.L.P.

                  15. "Final Settlement" means the date on which this Settlement Agreement, is executed and a Stipulation of Dismissal with prejudice is filed with the Court;

                  16. "Allocation Fraction" means that fraction of each of the payments made to Blue Cross which is expressed as a fraction for which, for each year, 1978-1996, the numerator is Blue Cross's damages for that year and the denominator is Blue Cross's total damages for years 1978-1996. The Allocation Fractions for years 1978-1996 are as follows:

                  For year, 1978:           0.028166303;
                  For year, 1979:           0.032609439;
                  For year, 1980:           0.039670851;
                  For year, 1981:           0.040893991;
                  For year, 1982:           0.042167950;


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                  For year, 1983:           0.037203831;
                  For year, 1984:           0.031715039;
                  For year, 1985:           0.040184252;
                  For year, 1986:           0.046644637;
                  For year, 1987:           0.048474365;
                  For year, 1988:           0.049674533;
                  For year, 1989:           0.058874757;
                  For year, 1990:           0.066059121;
                  For year, 1991:           0.068837235;
                  For year, 1992:           0.071286135;
                  For year, 1993:           0.066550282;
                  For year, 1994:           0.075199152;
                  For year, 1995:           0.075114815; and
                  For year, 1996:           0.080673311.

         D. Settlement Receipts. The payments to be made by the Settling Defendants under this Settlement Agreement are in satisfaction of all of Blue Cross's claims for damages, including, without limitation, those for punitive damages, incurred by Blue Cross in the year of payment or earlier years, except that no part of any payment under this Settlement Agreement is made in settlement of an actual or potential liability for a fine, penalty (civil or criminal) or enhanced damages. Blue Cross represents that it does not have authority to bring: (1) claims attributable to or arising out of the payment of benefits by self-funded employer-employee benefit plans for which Blue Cross presently provides or has formerly provided administrative services, (2) claims


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attributable to or arising out of the payment of benefits under any program or plan for the Minnesota Comprehensive Health Association or under the Federal Employees Health Benefit Act or any other federal health benefit plan, or
(3) claims attributable to or arising out of the payment of benefits by any employee benefit plan of any political subdivision of the State of Minnesota for which Blue Cross provides or has provided administrative services. Each payment set forth in this section shall be in partial satisfaction of each year of damages incurred and alleged by Blue Cross for the years 1978 through 1996 and each payment shall accordingly be allocated to the satisfaction of each specific year of damages incurred by Blue Cross according to the Allocation Fraction set forth above.

         E. Settlement Payments to Blue Cross. Each Settling Defendant severally shall cause to be paid to an account designated in writing by Blue Cross in accordance with and subject to Paragraph I.F. of this Settlement Agreement, the following amounts: the amount listed for it in Schedule A hereto, such amount representing its share of $160,000,000, to be paid on or before September 5, 1998; pro rata in proportion to its Market Share, its share of $79,200,000, to be paid on or before January 4, 1999; pro rata in proportion to its Market Share, its share of $57,450,000, to be paid on or before January 3, 2000; pro rata in proportion to its Market Share, its share of $57,450,000, to be paid on or before January 2, 2001; pro rata in proportion to its Market Share, its share of $57,450,000, to be paid on or before January 2, 2002; and pro rata in proportion to its Market Share, its share of $57,450,000, to be paid on or before January 2, 2003. The payments made by the Settling Defendants pursuant to this Paragraph shall be adjusted upward by the greater of 3% or the percentage increase in the Consumer Price Index applied each year on the previous year, beginning with the payment due to be made on or before January 3, 2000. The payments due to be made by the Settling Defendants pursuant to this Paragraph E on or before January 3, 2000, on or




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before January 2, 2001, on or before January 2, 2002, and on or before January
2, 2003, will also be decreased or increased, as the case may be, in accordance with the formula for adjustments of payments set forth in Appendix A. The payments due to be made by the Settling Defendants pursuant to this Paragraph E on or before September 5, 1998, and on or before January 4, 1999, shall not be subject to the inflation escalation and volume adjustment described in the preceding sentences.

         In the event that any of the Settling Defendants (a "Defaulting Defendant") fails to make any payment required of it pursuant to this Paragraph E by the applicable date set forth in this Paragraph E (a "Missed Payment"), Blue Cross shall provide notice to each of the Settling Defendants of such non-payment. The Defaulting Defendant shall have 15 days after receipt of such notice to pay the Missed Payment, together with interest accrued from the original applicable due date at the prime rate as published in the Wall Street Journal on the latest publication date on or before the date of default plus 3%. If the Defaulting Defendant does not make such payment within such 15-day period, Blue Cross shall provide notice to each of the Settling Defendants of such continued non-payment. Any or all of the Settling Defendants (other than the Defaulting Defendant) shall thereafter have 15 days after receipt of such notice to elect (in such Settling Defendant's or such Settling Defendants' sole and absolute discretion) to pay the Missed Payment, together with interest accrued from the original applicable due date the rate of prime rate as published in the Wall Street Journal on the latest publication date on or before the date of default plus 3%.

         In the event that Blue Cross does not receive the Missed Payment, together with such accrued interest, within such additional 15-day period, all payments required to be made by each of the respective Settling Defendants pursuant to this Paragraph E shall at the end of such additional 15-


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day period be accelerated and shall immediately become due and owing to Blue
Cross from each Settling Defendant pro rata in proportion to its Market Share; provided, however, that any such accelerated payments (a) shall all be adjusted upward by the greater of (i) the rate of 3% per annum or (ii) the actual total percent change in the CPI, in either instance for the period between January 1 of the year in which the acceleration of payments pursuant to this Paragraph occurs and the date on which such accelerated payments are due pursuant to this subsection, and (b) shall all immediately be adjusted in accordance with the formula for adjustments of payments set forth in Appendix A.

         Nothing in this Paragraph E shall be deemed under any circumstance to create any obligation in any of the Settling Defendants to pay any amount owed or payable to Blue Cross from any other Settling Defendant. All obligations of the Settling Defendants pursuant to this Paragraph E are intended to be and shall remain several, and not joint.

         F. Payment of Settlement Proceeds. Any payment made pursuant to the Settlement Agreement shall be made to an account designated in writing by Blue Cross.

         G. Blue Cross's Dismissal of Claims. Upon execution of this Settlement Agreement Blue Cross shall file a Stipulation of Dismissal dismissing with prejudice all claims as to all Defendants.

         H. Blue Cross's Release and Discharge. Upon Final Approval, Blue Cross shall release and forever discharge all Defendants and their present and former parents, subsidiaries (whether or not wholly owned) and affiliates, and their divisions, organizational units, affiliates, officers, directors, employees, representatives, insurers, suppliers, agents, attorneys and distributors (and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing) ("Releasees") from any and all manner of civil claims, demands, actions, suits and causes of action,


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damages whenever incurred, liabilities of any nature whatsoever, including civil penalties, as well as costs, expenses and attorneys' fees, known or unknown, suspected or unsuspected, accrued or unaccrued, whether legal, equitable or statutory ("Claims") that Blue Cross (including any of its past, present or future parents, subsidiaries (whether or not wholly owned) and their respective representatives, employees, directors, trustees, officers, attorneys, Private Counsel, agents, representatives, divisions, organizational units (and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing, and whether or not any such person or entity participates in the settlement), whether directly, indirectly, representatively, derivatively or in any other capacity, ever had, now has or hereafter can, shall or may have as to any claims relating to the subject matter of this action (including damages not incurred as of the date of this Settlement); provided, however, that the foregoing shall not operate as a release of any person, party or entity (whether or not a signatory to this Agreement) as to any of the monetary obligations undertaken in this Agreement in connection with a breach or default of this Agreement.

         Blue Cross hereby covenants and agrees that it shall not hereafter sue or seek to establish civil liability against any person or entity covered by the release provided under this Paragraph H based, in whole or in part, upon any of the Released Claims, and Blue Cross agrees that this covenant and agreement shall be a complete defense to any such civil action or proceeding. .

         Notwithstanding the foregoing, if the Settling Defendants enter into any future pre-verdict settlement of any action brought by any insurer, health maintenance organization, Blue Cross plan, Blue Shield plan, employee welfare benefit plan, union trust fund providing health care benefits and/or coverage for health care benefits, or any other third-party payor (hereinafter collectively referred to as "Third-Party Payors") of health care coverage or benefits that does not release claims



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for damages not incurred as of the date of such settlement relating to the subject matter of such action, the scope of the release provided herein shall be revised so as to permit Blue Cross to assert claims for damages not incurred as of the date hereof relating to the subject matter of this action.

         I. Settling Defendants' Release and Discharge. Upon Final Approval, Settling Defendants shall release and forever discharge Blue Cross from any and all manner of civil claims, demands, actions, suits and causes of action, damages whenever incurred, liabilities of any nature whatsoever, including costs, expenses, penalties and attorneys' fees, known or unknown, suspected or unsuspected, accrued or unaccrued, whether legal, equitable or statutory, arising out of or in any way related to, in whole or in part, the subject matter of the litigation of this lawsuit, that Settling Defendants (including any of their present and former parents, subsidiaries, divisions, affiliates, officers, directors, employees, witnesses (fact or expert), representatives, insurers, agents, attorneys and distributors and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing, and whether or not any such person participates in the settlement), whether directly, indirectly, representatively, derivatively or in any other capacity, ever had, now has or hereafter can, shall or may have.

         J. Pierringer Release. Without limiting the terms or effect of Paragraph I.H. of this Settlement Agreement, Blue Cross hereby expressly releases and discharges each Releasee from its respective fraction(s), portion(s), or percentage(s) of any of the Released Claims that shall hereafter be determined at trial or other disposition to be the fault of such Releasee. Blue Cross expressly agrees to indemnify and hold harmless all Releasees from any claims, demands, damages or causes of action for contribution or indemnification that may be made by any person or entity with respect to any Released Claim, and to satisfy such fraction, portion or percentage of any judgment,



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settlement or other disposition with respect to any Released Claim which is determined to be the fault of any of such Releasees. The parties to this Settlement Agreement specifically intend that one of the purposes and legal effects of this Settlement Agreement is to bar forever any right of contribution and/or indemnify against the Releasees, and that it thus have the effect of a "Pierringer-type" release and be construed in accordance with Pierringer v. Hoger, 124 N.W.2d 106 (Wisc. 1963); Frey v. Snelgrove, 269 N.W.2d 918 (Minn.
1978); and Alumax Mill Products, Inc. v. Congress Financial Corp., 912 F.2d 996 (8th Cir. 1990).

         K. Limited Most-Favored Nation Provision. In partial consideration for the monetary payments to be made by the Settling Defendants pursuant to this Settlement Agreement, Blue Cross agrees that if the Settling Defendants enter into any future pre-verdict settlement agreement of other similar litigation brought by a Third-Party Payor on terms more favorable to such Third-Party Payor than the terms of this Settlement Agreement, the terms of this Settlement Agreement shall not be revised except as follows: to the extent, if any, such other pre-verdict settlement agreement includes terms that provide (a) for joint and several liability among the Settling Defendants with respect to monetary payments to be made pursuant to such agreement or (b) a guarantee by the parent company of any of the Settling Defendants or other assurances of payment or creditors' remedies with respect to monetary payments to be made pursuant to such agreement, then this Settlement Agreement shall, at the option of Blue Cross, be revised to include terms comparable to such terms.

II.      PUBLIC ACCESS TO DOCUMENTS AND COURT FILES

         In connection with the settlement of this action, Blue Cross has insisted that the Settling Defendants enter into a Consent Judgment with the State of Minnesota providing for the


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maintenance of the Minnesota and Guildford Depositories, thereby achieving continued public access to millions of industry documents for the public benefit.



III.     MISCELLANEOUS PROVISIONS

         A. Settling Defendants and the Law Firm of Robins, Kaplan, Miller & Ciresi L.L.P. ("RKM&C") have reached separate agreement for the payment of the Blue Cross' costs and attorneys' fees. In consideration for said agreement, RKM&C has released Blue Cross from its obligation to pay costs and attorneys' fees under the retainer agreement entered into between the Blue Cross and RKM&C.

         B. Representations of Parties. The respective parties hereto hereby represent that this Settlement Agreement has been duly authorized and, upon execution, will constitute a valid and binding contractual obligation, enforceable in accordance with its terms, of each of the parties hereto. Blue Cross represents that all of its outside counsel that have represented it in connection with this action are, by and through their authorized representatives, signatories to this Settlement Agreement.

         C. Obligation Several, Not Joint. All obligations of the Settling Defendants pursuant to this Settlement Agreement are intended to be and shall remain several, and not joint.

         D. Headings. The headings of the paragraphs of this Settlement Agreement are not binding and are for reference only and do not limit, expand or otherwise affect the contents of this Settlement Agreement.

         E. No Determination or Admission. This Settlement Agreement and any proceedings taken hereunder are not intended to be and shall not in any event be construed as, or deemed to be, an admission or concession or evidence of any liability or any wrongdoing whatsoever on the part of any party hereto or any person covered by the releases provided under Paragraphs I.H. and I.I.


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hereof. The Settling Defendants specifically disclaim and deny any liability or wrongdoing whatsoever with respect to the allegations and claims asserted against them in this action and enter into this Settlement Agreement solely to avoid the further expense, inconvenience, burden and uncertainty of litigation.

         F. Non-Admissibility. The settlement negotiations resulting in this Settlement Agreement have been undertaken by the parties hereto in good faith and for settlement purposes only, and neither this Settlement Agreement nor any evidence of negotiations hereunder shall be offered or received in evidence in this action, or any other action or proceeding, for any purpose other than in an action or proceeding arising under this Settlement Agreement.

         G. Amendment; Waiver. This Settlement Agreement may be amended only by a written instrument executed by Blue Cross, and the Settling Defendants. The waiver of any rights conferred hereunder shall be effective only if made by written instrument executed by the waiving party. The waiver by any party of any breach of this Settlement Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Settlement Agreement.

         H. Notices. All notices or other communications to any party to this Settlement Agreement shall be in writing (and shall include telex, telecopy or similar writing) and shall be given to the respective parties hereto at the following addresses. Any party hereto may change the name and address of the person designated to receive notice on behalf of such party by notice given as provided in this paragraph.


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         For  Blue Cross:

                  Thomas F. Gilde
                  Associate Corporate Counsel
                  Blue Cross and Blue Shield of Minnesota
                  3535 Blue Cross Road
                  Eagan, MN 55122
                             or
                  P. O. Box 64560
                  St. Paul, MN 55164
                  Fax: 612.456.6017

                  with a copy to:

                  Michael V. Ciresi
                  Robins, Kaplan, Miller & Ciresi L.L.P.
                  2800 LaSalle Plaza
                  800 LaSalle Avenue
                  Minneapolis, MN  55402-2015
                  Fax:   612.339.4181

         For Philip Morris Incorporated:

                  Martin J. Barrington
                  Philip Morris Incorporated
                  120 Park Avenue
                  New York, NY  10017-5592
                  Fax:   212.907.5399

                  With a copy to:

                  Meyer G. Koplow
                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY  10019
                  Fax:   212.403.2000



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         For R.J. Reynolds Tobacco Company:

                  Charles A. Blixt
                  General Counsel
                  R.J. Reynolds Tobacco Company
                  401 North Main Street
                  Winston-Salem, NC  27102
                  Fax:   910.741.2998

                  With a copy to:

                  Arthur F. Golden
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  Fax:   212.450.4800

         For Brown & Williamson Tobacco Corporation:

                  F. Anthony Burke
                  Brown & Williamson Tobacco Corporation
                  200 Brown & Williamson Tower
                  401 South Fourth Avenue
                  Louisville, KY  40202
                  Fax:   502.568.7297

                  With a copy to:

                  Stephen R. Patton
                  Kirkland & Ellis
                  200 East Randolph Dr.
                  Chicago, IL  60601
                  Fax:   312.861.2200

         For Lorillard Tobacco Company:

                  Arthur J. Stevens
                  Lorillard Tobacco Company
                  714 Green Valley Road
                  Greensboro, NC  27408
                  Fax:   910.335.7707


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         I. Cooperation. The parties hereto agree to use their best efforts and to cooperate with each other to cause this Settlement Agreement to become effective, to obtain all necessary approvals, consents and authorizations, if any, and to execute all documents and to take such other action as may be appropriate in connection therewith. Consistent with the foregoing, the parties hereto agree that they will not directly or indirectly assist or encourage any challenge to this Settlement Agreement by any other person. All parties hereto agree to support the integrity and enforcement of the terms of this Settlement Agreement.

         J. Governing Law. This Settlement Agreement shall be governed by the laws of the State of Minnesota, without regard to the conflicts of law rules of such state.

         K. Construction. None of the parties hereto shall be considered to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.

         L. Intended Beneficiaries. This action was brought by the Blue Cross, through its Attorney General, and by Blue Cross to recover certain monies and to promote the health and welfare of the people of Minnesota. No portion of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity that is neither a party hereto nor a person encompassed by the releases provided in Paragraphs I.H. and I.I. of this Settlement Agreement. Except as expressly provided in this Settlement Agreement, no portion of this Settlement Agreement shall bind any non- party or determine, limit or prejudice the rights of any such person or entity. None of the rights granted or obligations assumed under this Settlement Agreement by the parties hereto may be assigned or otherwise conveyed without the express prior written consent of all of the parties hereto.



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         M. Counterparts. This Settlement Agreement may be executed in counterparts. Facsimile or photocopied signatures shall be considered as valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Settlement Agreement.


         IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Comprehensive Settlement Agreement and Release as of this 8th day of May, 1998.

                                  BLUE CROSS AND BLUE SHIELD OF
                                  MINNESOTA


                                  By:
                                      -----------------------------------------
                                      Andrew P. Czajkowski
                                      Chief Executive Officer
                                      Blue Cross and Blue Shield of Minnesota


                                  By:
                                      -----------------------------------------
                                      Thomas F. Gilde
                                      Associate Corporate Counsel


                                  By:
                                      -----------------------------------------
                                      Michael V. Ciresi
                                      Robins, Kaplan, Miller & Ciresi L.L.P.


                                  PHILIP MORRIS INCORPORATED


                                  By:
                                      -----------------------------------------
                                      Meyer G. Koplow
                                      Counsel

                                   By:
                                      -----------------------------------------
                                      Martin J. Barrington
                                      General Counsel

                                  R.J. REYNOLDS TOBACCO COMPANY


                                  By:
                                      -----------------------------------------
                                      D. Scott Wise
                                      Counsel



                                  By:
                                      -----------------------------------------
                                      Charles A. Blixt
                                      General Counsel


                                  BROWN & WILLIAMSON TOBACCO
                                  CORPORATION


                                  By:
                                      -----------------------------------------
                                      Stephen R. Patton
                                      Counsel


                                  By:
                                      -----------------------------------------
                                      F. Anthony Burke
                                      Vice President and General Counsel


                                  LORILLARD TOBACCO COMPANY


                                  By:
                                      -----------------------------------------
                                      Arthur J. Stevens
                                      Senior Vice President & General Counsel

                                   SCHEDULE A

AMOUNTS PAYABLE BY SETTLING DEFENDANTS ON OR
BEFORE SEPTEMBER 5, 1998 PURSUANT TO
PARAGRAPH I.E OF THE SETTLEMENT AGREEMENT




Philip Morris Incorporated ..    $108,800,000
R.J. Reynolds Tobacco Company    $ 10,880,000
Brown & Williamson Tobacco
Corporation .................    $ 28,640,000
Lorillard Tobacco Company ...    $ 11,680,000

Total Amount ................    $160,000,000





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